SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 25, 2011
Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-52082 (Commission File Number)	41-1698056 (IRS Employer Identification No.)
651 Campus Drive
St. Paul, Minnesota 55112-3495
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
Effective February 25, 2011, Laurence L. Betterley, the Company’s Chief Financial Officer, adopted a pre-arranged trading plan (the “Trading Plan”) to sell shares of the Company’s common stock, with the proceeds of such sales to be used to pay the required withholding and transaction costs associated with the vesting of restricted stock held by Mr. Betterley. The Trading Plan was designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding stock transactions. Under Rule 10b5-1, directors, officers and other persons who are not in possession of material non-public information may adopt a pre-arranged plan or contract for the sale of a registrant’s securities under specified conditions and at specified times.
The Trading Plan provides that Mr. Betterley will sell shares held by him personally over approximately six months beginning April 14, 2011. The Trading Plan allows for the sale of an indeterminate number of shares of common stock to cover the required withholding taxes and transaction costs associated with the vesting of restricted stock held by Mr. Betterley. All shares will be sold under the Trading Plan in the open market at prevailing market prices, subject to vesting restrictions. Mr. Betterley will have no control over the actual timing of the stock sales under the Trading Plan. Sales pursuant to the Trading Plan are expected to begin as early as April 14, 2011 and will terminate no later than August 29, 2011, unless terminated sooner in accordance with the Trading Plan’s terms.
All stock sales under the Trading Plan will be disclosed publicly in accordance with applicable securities laws, rules and regulations through appropriate filings with the U.S. Securities and Exchange Commission.
The Company does not undertake to report other Rule 10b5-1 plans that may be adopted by any of its officers or directors in the future, or to report any modifications or termination of any publicly announced plan or to report any plan adopted by an employee who is not an executive officer, except to the extent required by law.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 3, 2011

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer